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                                                                     Exhibit 5.1

                                EMC Corporation
                               35 Parkwood Drive
                              Hopkinton, MA 01748

                                           September 7, 1999

EMC Corporation
35 Parkwood Drive
Hopkinton, Massachusetts 01748

Ladies and Gentlemen:

   I am Vice President and General Counsel of EMC Corporation, a Massachusetts corporation (the "Company"), and am issuing this opinion in connection with the registration statement on Form S-4 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "SEC") on the date hereof for the purpose of registering under the Securities Act of 1933, as
amended,        shares (the "Shares") of common stock, par value $.01 per
share, of the Company ("Common Stock") which may be issued pursuant to the Agreement and Plan of Merger dated as of August 6, 1999 by and among the Company, Emerald Merger Corporation and Data General Corporation (the "Agreement").

   In this connection, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the Agreement; (iii) the Company's Articles of Organization, as amended to date; (iv) the Company's Amended and Restated By-Laws, as currently in effect; and (v) such records of the corporate proceedings of the Company as I have deemed necessary or appropriate as a basis for the opinions set forth herein; and such certificates of officers of the Company and others and such other records and documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

   In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of other officers and representatives of the Company and others.

   I am admitted to the Bars of the State of Wisconsin and the Commonwealth of Massachusetts and do not purport to be an expert on, or express any opinion concerning, any law other than the substantive law of the Commonwealth of Massachusetts.

   Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance in connection with the Merger (as defined in the Agreement) and, when issued and delivered by the Company upon consummation of the Merger, will be validly issued, fully paid and nonassessable.

   I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

   This opinion is furnished by me, as Vice President and General Counsel to the Company, in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the prior express written permission of the Company.

                                           Very truly yours,

                                           /s/ Paul T. Dacier

                                           Paul T. Dacier
                                           Vice President and General Counsel